EXHIBIT 99.15

THIS SUBORDINATED PROMISSORY NOTE IS MADE AND DELIVERED PURSUANT TO THE PROVISIONS OF THAT CERTAIN FIRST AMENDMENT TO HILL STOCK REDEMPTION AGREEMENT, DATED AS OF MARCH    , 2003, BY AND AMONG THE ISSUER, THE HOLDER, HEALTHMONT OF TEXAS I, LLC, A TENNESSEE LIMITED LIABILITY COMPANY AND WHOLLY OWNED SUBSIDIARY OF THE HOLDER, AND TIMOTHY S. HILL, A RESIDENT OF BRENTWOOD, TENNESSEE.

HEALTHMONT, INC.

SUBORDINATED PROMISSORY NOTE

$275,000.00	Nashville, Tennessee
March , 2003

1.        Promise to Pay.  HealthMont, Inc., a Tennessee corporation (herein called the “Issuer”), for value received, hereby promises to pay to the order of HealthMont of Texas, Inc., a Tennessee corporation (hereinafter referred to as the “Holder”), Two Hundred Seventy-Five Thousand and No/100 Dollars ($275,000.00) (the “Principal Balance”), without interest, subject to the terms and conditions hereinafter set forth.

2.        Definitions.  As used herein, the following terms will be deemed to have the meanings set forth below:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the city of Nashville, Tennessee are authorized or obligated by law or executive order to close.

“Holder” shall have the meaning assigned in Section 1 of this Note.

“Issuer” shall have the meaning assigned in Section 1 of this Note.

“Maximum Rate” means the maximum rate of interest permitted to be charged under the laws of the State of Tennessee in effect from time to time.

“Maturity Date” means the first to occur of the closing date of the Merger or the first Business Day following payment in full of the Senior Debt.

“Merger” means the Senior Lender’s acquisition of the Issuer through the Merger of Issuer with and into HM Acquisition Corp., a wholly-owned subsidiary of the Senior Lender (“HM Acquisition”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of October 15, 2002, among Senior Lender, HM Acquisition, and Issuer, as from time to time amended.

“Note” means this subordinated promissory note.

“Principal Balance” shall have the meaning assigned in Section 1 of this Note.

“Senior Debt” means the principal of, unpaid interest on and fees and expenses with respect to (a) indebtedness of the Issuer to the Senior Lender pursuant to the Senior Loan Agreement, and (b) any refundings, renewals or extensions of the indebtedness described in clause (a) above with the Senior Lender.

“Senior Lender” means SunLink Health Systems, Inc., an Ohio corporation.

“Senior Loan Agreement” means that certain Loan Agreement, dated as of March    , 2003, by and between the Senior Lender and the Issuer, as amended or modified from time to time.

3.        Payment.  On the Maturity Date, the entire outstanding Principal Balance hereunder shall be immediately due and payable in full, without grace. The Principal Balance due on this Note is payable at Nashville, Tennessee, in lawful money of the United States of America, at the principal offices of the Holder or at such other place as the Holder may designate in writing from time to time. Any amounts due the Holder hereunder may be prepaid in whole or in part at any time or from time to time without penalty or premium. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

4.        Default.  Time is of the essence of this Note, and in case this Note is collected through the institution of a suit, the Issuer agrees to pay reasonable attorneys’ fees and other costs of collection incurred by the Holder in such suit. In the event that the entire Principal Balance is not paid in full on the Maturity Date, such remaining Principal Balance shall bear interest thereafter until paid at the Maximum Rate.

5.        Maximum Rate of Interest.  Notwithstanding any provisions to the contrary, it is the intent of the Issuer and the Holder that neither the Holder nor any subsequent holder shall be entitled to receive, collect, reserve or apply, as interest, any amount in excess of the Maximum Rate. In the event this Note calls for an interest payment that exceeds the Maximum Rate then applicable, such interest shall not be received, collected, charged or reserved until such time as that interest, together with all other interest then payable, falls within the then applicable Maximum Rate. In the event the Holder, or any subsequent holder, receives any such interest in excess of the then applicable Maximum Rate, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such, or, if the principal indebtedness evidenced hereby has been paid in full, any remaining excess funds shall immediately be repaid to the Issuer.

6.        Miscellaneous.

(a)       Heller Subordination Agreement.  The Issuer’s obligations under this Note shall be subordinate to the Issuer’s obligations to Heller Healthcare Finance, Inc. (“Heller”) as and to the extent set forth in that certain Subordination Agreement, dated the date hereof, by and among Heller, Issuer and Holder.

(b)      Waiver and Consent.  The Issuer, on behalf of itself and all persons or corporations now or at any time liable, whether primarily or secondarily, for the payment of the indebtedness hereby evidenced, their heirs, legal representatives and assigns, hereby waives demand, presentment for payment, notice of dishonor, protest, notice of protest and diligence in collection and all other notices or demands whatsoever with respect to this Note or the enforcement hereof, and consents that the time of said payments or any part thereof may be extended by the Holder hereof and assents to any substitution, exchange or release of collateral permitted by the Holder hereof, all without in any way modifying, altering, releasing, affecting or limiting its or their respective liability. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

(c)       Negotiability and Assignment.  The obligations of the Issuer under the Note will not be assignable or delegable by the Issuer without the prior written consent of the Holder. This Note, the obligations of the Issuer and the rights of the Holder set forth herein will inure to the benefit of the Holder and its successors. This Note and the rights of the Holder set forth herein shall not be negotiable or otherwise assignable or transferable by the Holder without the prior written consent of the Issuer.

(d)      Choice of Law.  This Note shall be construed, interpreted and enforced in accordance with the laws of the State of Tennessee, without regard to applicable conflicts of law provisions. Neither the Holder nor the Issuer shall commence any litigation against the other arising out of this Note except in a court of appropriate jurisdiction located in Davidson County, Tennessee. The Holder and the Issuer hereby consent to jurisdiction over it by such a court.

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IN WITNESS WHEREOF, the undersigned has executed this Note effective as of the date first above written.

HEALTHMONT, INC.
By:

Its:	Chief Executive Officer and President

ATTEST:
By:

Its:	Secretary

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